Exhibit 10.17
FIRST AMENDMENT
OF
CF INDUSTRIES HOLDINGS, INC. SUPPLEMENTAL BENEFIT AND DEFERRAL PLAN

(As Amended and Restated as of January 1, 2018)
WHEREAS, CF Industries Holdings, Inc. (the “Company”) maintains the CF Industries Holdings, Inc. Supplemental Benefit and Deferral Plan (As Amended and Restated as of January 1, 2018) (the “Plan”); and
WHEREAS, amendment of the Plan now is considered desirable;
NOW, THEREFORE, by virtue and in exercise of the power reserved to the Company by Section 5.4 of the Plan and delegated to the CF Industries Holdings, Inc. Benefit Plans Committee by resolution of the Compensation Committee of the Board of Directors of the Company on May 9, 2018, the Plan is hereby amended, effective as of January 1, 2022, in the following particulars:
1.By substituting the following for Section 3.2 of the Plan:
“3.2    Optional Deferral of Incentive Plan Awards.
    A.    Each year, each Bonus Deferral Participant for such year shall have the option to irrevocably elect to defer any part or all of his or her Incentive Plan Award attributable to services to be rendered in the following year to the Bonus Deferral Participant’s separation from service (as specified in Articles IV and VI) or until a date specified by such Participant (which date may occur before the Bonus Deferral Participant’s separation from service, or, effective for Incentive Plan Awards attributable to services performed in 2022 or a later year, which date may occur before or after the Bonus Deferral Participant’s separation from service but no later than age 72). Any such election shall be made prior to, and shall become irrevocable on, December 31 of the year prior to the year in which the Incentive Plan Award may be earned. Each election shall be made by executing a form designating the amount of the Incentive Plan Award to be deferred, either in a dollar amount or in a percentage amount. Such election may be done either electronically or in writing.

B.    If the Bonus Deferral Participant’s separation from service occurs prior to the payment date specified by such Participant, the Incentive Plan Award shall be paid upon such Bonus Deferral Participant’s separation from service, unless the participant is ‘retirement-eligible,’ in which case the Incentive Plan Award shall be paid on the payment date specified by such Participant. For purposes of this Section 3.2, “retirement-eligible” shall mean the Bonus Deferral Participant’s separation from service following the Bonus Deferral Participant’s achievement of age sixty (60) with at least five (5) years of continuous service with the Company as of the separation from service date. If no date for payment is specified by the Bonus Deferral Participant in the election form, the payment shall be made in a lump sum on the 60th day following the date of the Bonus Deferral Participant’s separation from service for purposes of Section 409A, subject to Section 6.1.
C.    After the initial deferral election becomes irrevocable, the Bonus Deferral Participant may change the specified payment date or the form of payment provided:
    (i)    Changes from a specified payment date to payment upon separation from service (or from payment upon separation from service to a specified payment date) are not permitted.
(ii)    For a payment due upon a specified date, such change is made in writing not later than one year prior to the date of such payment;
(iii)     For a payment due upon separation from service, an election changing the form of payment cannot take effect until 12 months following the date the election was made;
(iv)    Any change must provide that such payment may be made no earlier than the date which is five years following the date the payment was originally scheduled to be made (or, if installments, the date the annual installment payment was originally scheduled to be made). If the Bonus Deferral Participant wishes to change the form of payment from installments to a lump sum, the lump sum payment may not be made until five years after the date of the last originally scheduled installment payment.
     D.    Subject to Section 2.1, the Bonus Deferral Participant shall have the right to make a new and different election each year with respect to the Incentive Plan Award for the succeeding year, subject to the requirements of this Section 3.2. Payment dates specified in any new elections shall not affect the payment of amounts deferred in prior years, which shall be paid out in accordance with the election made (or deemed to have been made) for the applicable year. Any new Bonus Deferral Participant who becomes eligible to participate in the Plan in the middle of the year must wait until the annual election window; the Plan Administrator shall not offer mid-year enrollment opportunities for new Bonus Deferral Participants.
E.    Incentive Plan Award amounts which are deferred shall be credited to the Participant’s Deferred Account under the Plan as of the time the associated Incentive Plan Award would otherwise have been paid and shall be fully and immediately vested at the time of such crediting.”

2.By adding the phrase “(subject to Section 6.1)” to the end of the second sentence of Section 4.3 of the Plan.
3.By substituting the phrase “Sections 4.6 and 4.7” for the phrase “Section 4.6” where the latter phrase appears in Section 4.4 of the Plan.
4. By inserting the following Section 4.7 to the Plan immediately following Section 4.6 thereof:
“4.7    Installment Form of Payment for Incentive Plan Awards. Incentive Plan Awards deferred pursuant to Section 3.2 of this Plan shall be paid to the Participant in a lump sum, unless, starting with elections made in 2021 or a later year (for Incentive Plan Awards attributable to services performed in 2022 or a later year), the Bonus Deferral Participant timely elected annual installments payable for up to five years. If the Bonus Deferral Participant elected installments, the initial installment shall be paid in accordance with the timing requirements set forth in Section 4.3; all subsequent installment payments shall be paid on the anniversary of the participant’s separation from service or specified payment date, as applicable.”
5.By adding the following sentence to the end of the last paragraph of Section 6.1 of the Plan:
“For any annual installments payable pursuant to Sections 3.2 and 4.7, each annual installment is intended to constitute a ‘separate payment’ for purposes of Treasury Regulation Section 1.409A-2(b)(2).”
* * *

3